EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT PURCHASES REMAINING SHARES OF ARMKEL, LLC

PRINCETON, NJ, JUNE 1, 2004 – Church & Dwight Co., Inc. (NYSE:CHD) today reported that it has completed the previously announced purchase of the remaining 50% of Armkel, LLC that it did not own, from Kelso & Company, the private equity group. As previously announced, the purchase price was $254 million. The Company said that financing had been arranged through a group of banks led by JPMorgan and Citigroup.

“Completion of the purchase is another step in our long-term strategy to build businesses around brands that are leaders in their markets,” said Robert A. Davies, III, Chairman and Chief Executive Officer.

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Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.